Exhibit 32.1

Written Statement of the President and Chief Executive Officerof
The Middleton Doll Company
Pursuant to 18 U.S.C. § 1350

        Solely for the purposes of complying with 18 U.S.C. § 1350, I, the undersigned President and Chief Executive Officer of The Middleton Doll Company (the “Company”), hereby certify, based on my knowledge, that the Annual Report of Form 10-KSB of the Company for the period ended December 31, 2006 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:    March 23, 2007

/s/ Salvatore L. Bando
Salvatore L. Bando
President and Chief Executive Officer